Exhibit 10.20
     This Consulting Agreement (“Agreement”) shall commence upon the 5th day of June 2006 (the Effective Date), between Jones-Sagansky Broadcast Group, LLC (“JSBG”), a Delaware Limited Liability Company, and Coconut Palm Acquisition Corporation (“Coconut Palm”), a company that is publicly traded over-the-counter and is based in Boca Raton, Florida.
     WHEREAS, Coconut Palm has publicly announced it’s intent to acquire Equity Broadcasting Corporation, and JSBG has expressed an interest in providing certain media advisory services on a consulting basis in regard to this transaction, and matters relating thereto; and Coconut Palm desires to utilize the services of JSBG; THEREFORE, in consideration of the premises thereto, the mutual promises contained herein, and other valuable consideration the receipt and adequacy of which hereby are acknowledged, the parties agree as follows:
1. Responsibilities. Commencing upon the Effective Date and continuing for a period of sixty (60) days, JSBG shall provide media advisory and due diligence related services to Coconut Palm in regard to its announced Equity Broadcasting Corporation acquisition, and shall be available for consultation with Coconut Palm management on an as needed basis for such purposes. In consideration for JSBG’s services, Coconut Palm shall pay to JSBG the sum of one hundred thousand dollars ($100,000.00) payable upon the Effective Date. Additionally, Coconut Palm shall pay to JSBG a success fee (the Success Fee) in the amount of one hundred fifty thousand dollars ($150,000) upon the closing day of Coconut Palm’s acquisition of Equity Media Corporation.
2. Expenses. Coconut Palm will provide reimbursement of air travel expenses and hotel accommodations to JSBG for pre-approved business travel pertaining to this engagement as may be required from time-to-time through the term of the Agreement. Coconut Palm will not be required to reimburse JSBG for non-travel related expenses other than professional fees that typically include legal, tax, and other professional advisers, should they be engaged with Coconut Palm’s prior consent. JSBG will provide Coconut Palm with reasonably detailed documentation to support all travel related expenses to be reimbursed by Coconut Palm. Reimbursable expenses will be charged as incurred and are payable upon the receipt by Coconut Palm of an invoice from JSBG setting forth such expenses.
3. Independent Contractor Status. JSBG is, and will perform all services under this Agreement as, an independent contractor. JSBG is not an employee, agent or affiliate of Coconut Palm, and, as such, JSBG shall have and maintain complete control over, and be responsible for, all actions and operations. JSBG shall not be, represent itself as, act as, purport to act as, or be deemed to be, an agent or affiliate of

COCONUT PALM CONSULTING AGREEMENT

Coconut Palm. This Agreement shall not be deemed to create any form of business organization between JSBG and Coconut Palm. JSBG does not have, and shall not hold itself out as having, any right, power or authority, express or implied, to assume or create any contract or other obligation or responsibility for or on behalf of Coconut Palm.
4. Taxes. The payment to be made to JSBG under paragraph 1 of this Agreement has been established on the basis that JSBG is an independent contractor. JSBG, at its sole cost and expense, shall pay and be fully liable and responsible for any and all taxes, (“Taxes”) relating to any and all fees paid hereunder.
5. Indemnification. Coconut Palm agrees to indemnify and hold harmless from and against any and all claims, demands, judgments, damages, loss, liability, costs, expenses, including attorney’s fees and costs, interest, payments, or penalties, incurred as a result of any dispute, claim or controversy resulting from, or pertaining to, its announced transaction to acquire Equity Media Corporation.
6. Information. JSBG agrees that all information provided by Coconut Palm (“Information”) — whether written, oral, visual, electronic or otherwise — as well as all extracts, variations, extensions, compilations, analysis, studies and derivatives thereof (“Derivatives”) are proprietary and confidential to, and owned by Coconut Palm. JSBG shall receive and keep confidential all the Information furnished or otherwise disclosed by Coconut Palm or any of its representatives. At any time upon request by Coconut Palm, JSBG shall deliver to Coconut Palm all originals and copies of the Information and Derivatives in whatever form provided to JSBG by Coconut Palm or its representatives, or shall destroy all Information and Derivatives and provide Coconut Palm with an affidavit of having done so, upon request.
7. Rights and Obligations. The rights and obligations of the parties hereunder shall be governed by, construed and enforced in accordance with the laws of the State of Florida applicable to contracts made and performed in Florida. This Agreement constitutes the full and entire agreement between and among the parties with respect to the entire subject matter hereof and supersedes any and all prior or contemporaneous agreements and discussions, whether written or oral, express or implied, all of which are merged herein. This Agreement may be amended only by a subsequent agreement in writing signed by each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original; however, all such counterparts shall constitute but one and the same instrument with the effective date hereof being October 5th, 2006. A facsimile signature to this Agreement shall be deemed to be and may be relied upon as an original. Likewise, telecopy transmission by the executing party of an executed counterpart of this Agreement shall be deemed delivery of an original, executed counterpart.
8. Limitation of Liability. JSBG and its affiliates will not be liable to Coconut Palm or any of its affiliates in connection with this engagement except to the extent of JSBG’s gross negligence, bad faith, fraud, recklessness, intentional wrongdoing, or material breach of JSBG’s obligations under this Agreement, and Coconut Palm agrees

COCONUT PALM CONSULTING AGREEMENT

not to commence any action against JSBG or its affiliates in connection with this engagement or Agreement unless such action is based on such factors.
9. Actions. In the event of any action, suit or proceeding to enforce this Agreement or any of its terms, a prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

AGREED TO AND ACCEPTED: COCONUT PALM ACQUISITION CORPORATION
/s/ Richard Rochon
By: Richard Rochon Date
Chairman & Chief Executive Officer

JONES-SAGANSKY BROADCAST GROUP, LLC
/s/ Earl L. Jones, Jr.
By: Earl L. Jones, Jr. Date
Chairman & Chief Executive Officer